Maverick Energy Group, LTD. Announces $20 Million Regulation A Tier I Offering for Acquisitions and Drilling Operations: 12/15/20

**ST AUGUSTINE, FL / ACCESSWIRE / December 15, 2020 /** Maverick Energy Group, LTD (OTC PINK: MKGP) is pleased to announce we are seeking to raise $20 Million through a Regulation A Tier I Offering. The proceeds from the offering will be used to close the previously announced transaction with USR Resources, LLC and to continue to pursue our business plan of using advanced technologies to acquire and develop quality oil and gas projects through purchase or joint venture.

In addition, Maverick Energy Group, LTD would like to announce we have received an Indication of Interest from Continuation Capital, Inc. in the amount of $8 million. The remaining $12 million of the Regulation A Tier I Offering will be open to our existing shareholders and other interested institutional and private investors.

Maverick Energy Group Ltd. has set our post-money valuation at $150 million assuming the sale of all 40 million shares for $20 million through the Reg A offering, resulting in 91,975,506 outstanding shares. We anticipate significant revenue growth in the first half of 2021, and accelerating with use of the USR Resources, LLC License, acquisitions, and joint ventures.

Maverick Energy Group, Ltd. FORWARD-LOOKING STATEMENTS

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the investment offerings and the terms thereof, are forward-looking statements. When used in this press release, words such as we "expect", "intend", "plan", "estimate", "anticipate", "believe", "should", or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Further details are available at https://maverick-energy.com.

Maverick Energy Group, LTD
Signed: *"James McCabe"*
James McCabe, CEO and Director
mkgpinquiries@gmail.com
(800) 674-6341

**SOURCE:** Maverick Energy Group, Ltd.